EXHIBIT 3.1
AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
GLACIER BANCORP, INC.

    Article 8 of the Amended and Restated Articles of Incorporation of Glacier Bancorp, Inc. (the “Corporation”), dated June 2, 2008, is amended and replaced in its entirety with the following:

Article 8.     Limitation of Liability of Directors and Officers; Indemnification.

    8.1    Limitation of Liability.

The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the MBCA as it exists on the effective date of these Articles of Incorporation or as such law may be thereafter in effect. No amendment or repeal of this Article 8.1 shall adversely affect the rights provided hereby with respect to any claim, issue, or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment or repeal.

8.2     Indemnification.

The Corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Corporation or any predecessor of the Corporation, or who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against expenses (including attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding to the fullest extent authorized or permitted by the MBCA, as now or hereafter in effect. Notwithstanding the foregoing, the Corporation shall not be liable for any amounts which may be due in connection with a settlement of any proceeding effected without its prior written consent. In addition, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors. No amendment or repeal of this Article 8.2 shall alter, to the detriment of such person, the right of such person to indemnification related to a claim or proceeding based on an act or failure to act which took place prior to such amendment or repeal.